CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of IT Management, Inc.

We consent to the inclusion in the foregoing Form S-1 of IT Management, Inc. (the “Company”) of our report dated August 6, 2015, relating to our audit of the balance sheet of IT Management, Inc. (the “Company”) as of December 31, 2014 and the related statement of operations, stockholders’ equity and cash flows for the period from October 27, 2014 (inception) through December 31, 2014.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton and Chia, LLP
Newport Beach, California
August 6, 2015